EXHIBIT 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This is a first amendment (“First Amendment”), effective as of this 17th day of September, 2002, to that certain Employment Agreement dated as May 1, 2002 and entered into by and between West Marine, Inc., a Delaware corporation and all of its subsidiary corporations (collectively, “Company”), each with an address at 500 Westridge Drive, Watsonville, California 95076, and Russell Solt (“Executive”), residing at 202 3rd Street, P.O. Box 2142 Gearhart, Oregon 97138 (“Employment Agreement”).

WHEREAS, Company recognizes that the Executive’s contributions as the Chief Financial Officer to the growth and success of the Company have been substantial, and Company desires to continue services of the Executive by providing for automatic renewals of the term of Executive’s employment in such capacity, subject to the terms and conditions specified in the Employment Agreement, as modified by this First Amendment; and

WHEREAS, Executive desires to continue in the employment of the Company in such capacity on the terms and conditions specified in the Employment Agreement, as modified by this First Amendment; and

WHEREAS, Company and Executive desire to amend certain provisions of the Employment Agreement in accordance with the foregoing.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:

1.  The foregoing recitals are incorporated herein.

2.  This First Amendment will be effective as of the date first written above (“Effective Date”).

3.  All capitalized terms used but not defined herein shall have the same meaning ascribed to such term as in the Employment Agreement.

4.  Section 2 of the Employment Agreement is deleted in its entirety and replaced with the following provision:

“2. Term.

a.  Except in the case of earlier termination, as hereinafter specifically provided, the initial term of the CFO Employment Term shall commence on May 1, 2002 and shall continue through and including April 30, 2003. Thereafter the CFO Employment Term shall be renewed automatically for additional one (1) year periods unless Executive or Company gives written notice to the other of his/its desire to terminate the CFO Employment Term or to modify its terms at least thirty (30) calendar days prior to the expiration of the then current term. Each such extended term shall be subject to the terms and conditions of this Agreement, except as modified by the parties.

b.  Except in the case of earlier termination, as hereinafter specifically provided, the initial term of the IR Employment Term shall commence upon the termination of the CFO Employment Term and shall continue for a period of one (1) year. Thereafter, the IR Employment Term shall be renewed automatically for additional one (1) year periods unless Executive or Company gives written notice to the other of his/its desire to terminate the IR Employment Term or to modify its terms at least thirty (30) calendar days prior to the expiration of the then current term. Each such extended term shall be subject to the terms and conditions of this Agreement, except as modified by the parties, and except for compensation, which shall be adjusted, if at all, in accordance with Section 3(b) below.”

5.  Except as modified hereby, the Employment Agreement remains unmodified and in full force and effect. In the event of any conflict between the terms of the Employment Agreement and this First Amendment, the terms of this First Amendment will govern.

IN WITNESS WHEREOF, the parties have executed this First Amendment, effective as of the Effective Date.

COMPANY: West Marine, Inc. and its Subsidiaries:		EXECUTIVE:

By:	/s/ JOHN H. EDMONDSON	/s/ RUSSELL SOLT
	John H. Edmondson, CEO	Russell Solt